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SOUTHERN CALIFORNIA EDISON COMPANY
News Release

FOR IMMEDIATE RELEASE
                              Contact:  Corporate Communications, (626) 302-2255
                                                              www.edisonnews.com

                SCE Says FERC Order Fails to Protect Californians
                 from Unjust and Unreasonable Electricity Prices

WASHINGTON, D.C., Dec. 15, 2000--Southern California Edison expressed deep disappointment with today's order from the Federal Energy Regulatory Commission
(FERC), charging that the Commission's actions will do nothing to protect California from unjust and unreasonable wholesale electricity prices.

"FERC has found that prices are unjust and unreasonable, but refuses to take the necessary action to protect consumers and utilities from these prices," said SCE Chairman, President & CEO Stephen E. Frank.

SCE had urged FERC to adopt cost-based pricing rules, allowing each seller to bid into the market at its variable operating cost. FERC took this cost-based approach during the initial operation of the restructured PJM pool, covering the states of Pennsylvania, New Jersey and Maryland.

"Instead, FERC has worsened the situation in the state by replacing our existing hard cap with a so-called 'soft cap'," Frank continued. "We've had FERC's 'soft cap' in place for this past week, and prices skyrocketed. "

Prices this past week were as high as $1,400/MWh. In contrast, SCE sold power from the plants it once owned at an average of $31/MWh during the month of December in previous years.

"FERC's failure to carry out its responsibilities under the Federal Power Act to ensure just and reasonable wholesale prices poses a serious threat to the California economy," Frank concluded. "Now state officials need to act quickly to adopt our rate stabilization proposal to ensure that SCE is financially strong enough to protect consumers from price volatility. We also urge state officials to reform and, where necessary, re-regulate California's electric system if we are to avoid severe economic dislocation in the state and potentially the entire nation."

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An Edison International company, Southern California Edison is one of the nation's largest electric utilities, serving a population of more than 11 million via 4.3 million customer accounts in a 50,000-square-mile service area within central, coastal and Southern California.